Exhibit 21.1
Subsidiaries of NPK International Inc.
December 31, 2024

1	DBM SERVICIOS, S.A. de C.V.
2	DURA-BASE DE MEXICO S.A. DE C.V.
3	DURA-BASE NEVADA, INC.
4	NEWPARK CHILE LIMITADA
5	NEWPARK DRILLING FLUIDS do BRASIL TRATAMENTO de FLUIDOS LTDA.
6	NEWPARK TEXAS, L.L.C.
7	NPK ACCESS SOLUTIONS LLC
8	NPK ACCESS SOLUTIONS (UK) LLC
9	NPK ENVIRONMENTAL WATER SOLUTIONS, LLC
10	NPK HOLDINGS LLC
11	NPK INTERNATIONAL REAL ESTATE HOLDINGS LLC
12	NPK LATIN AMERICA HOLDING LLC
13	NPK MINERAL GRINDING LLC
14	NPK PERSONNEL SERVICES LLC